NDB Inc. Office Agreement

50 California Street, San Francisco, CA 94111, USA

Agreement terms

Start date: 12/16/2020

Regus — Virtual Office Agreement

Agreement Date : November 7, 2020 **Confirmation No :** 11410343

Business Center Details

CA, San Francisco - 50 California

Address	50 CALIFORNIA STREET SUITE 1500 SAN FRANCISCO CALIFORNIA 94111 United States of America

Client Details

Company Name	NDB Inc.
Contact Name	Nima Golsharifi
Address *	Apartment 1106, Raglan Hou 120 Elephant Road se
Town/City *	London
County/ State/ Province/ Municipality	Greater London
Post Code *	SE17 1FA
Country *	United Kingdom

Virtual Office Payment Details (exc.VAT and exc. services)

Virtual Office Type : Mailbox Plus

Initial Payment :	**First month's fee :**	$ 74.32
	Service Retainer :	$ 144.00
	Total Initial Payment :	**$ 218.32**
Monthly Payment :	**Total Monthly Payment :**	**$ 144.00**
Service Provision :	**Start Date**	16 December 2020

Comments:

* Month-to-Month Agreement (VO)

Terms and Conditions

We are Regus Management Group, LLC. This Agreement incorporates our terms of business set out on attached Terms and Conditions, attached House Rules and Service Price Guide (where available) which you confirm you have read and understood. We both agree to comply with those terms and our obligations as set out in them. This agreement is binding from the agreement date and may not be terminated once it is made, except in accordance with its terms. Note that the Agreement does not come to an end automatically. See “Automatic Renewal” section of your terms and conditions for the notice terms if you wish to end your agreement.

AGREEMENT TO ARBITRATE; CLASS ACTION WAIVER: Any dispute or claim relating in any way to this agreement shall be resolved by binding arbitration administered by the American Arbitration Association in accord with its Commercial Arbitration Rules (available at www.adr.org), except that you or the Provider may assert claims in small claims court and the Client and the Provider may pursue court actions to remove you, or prevent your removal, from the Center if you do not leave when this agreement terminates. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement. The arbitrator shall not conduct arbitration as a class or representative action. The Client and the Provider acknowledge that this agreement is a transaction in interstate commerce governed by the Federal Arbitration Act. The Client and the Provider agree to waive any right to pursue any dispute relating to this agreement in any class, private attorney general, or other representative action.

☑ **I accept the terms and conditions**

PDF Download the terms and conditions

PDF Download the house rules

Confirm by typing your name in the box below

Name : Dr. Nima Golsharifi on behalf of NDB Inc.

I confirm these details are correct to the best of my knowledge

Signed on November 7, 2020

This website is secure. Your personal details are protected at all times.

Print Agreement

If you need assistance call our Helpline on +1-855-400-3575

Regus

Copyright © 2020, IWG Group Companies. All rights reserved. Reproduction in whole or in part in any form or medium without express written permission of IWG Group Companies is prohibited.